Dated 14 April 2008

ENODIS plc

and

THE MANITOWOC COMPANY, INC.

IMPLEMENTATION AGREEMENT

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref: Richard Godden / David Holdsworth

This Agreement is made on 14 April 2008 between:

(1)	ENODIS plc whose registered office is at The Place, 175 High Holborn, London WC1V 7AA (the “Company” or “Enodis”); and

(2)	THE MANITOWOC COMPANY, INC. whose head office is at 2400 South 44th Street, PO Box 66, Manitowoc, WI 54221-0066 (“Manitowoc”).

Whereas:

(A)	Manitowoc intends to announce a takeover offer for the Company to be implemented by way of, and the Company has agreed to implement, a Scheme on the terms and subject to the conditions set out in the Press Announcement.

(B)	The parties are entering into this Agreement to set out certain mutual commitments to implement the Scheme and certain matters relating to the conduct of the business of the Company and its Group.

It is agreed as follows:

1	Interpretation

In this Agreement (but not in Schedule 1), unless the context otherwise requires:

1.1	Definitions:

“1985 Act” means the UK Companies Act 1985 (as amended);

“2006 Act” means the UK Companies Act 2006;

“Acquisition” means the proposed recommended acquisition by Bidco of the entire issued and to be issued ordinary share capital of the Company which is to be effected by means of a scheme of arrangement under Part 26 of the 2006 Act (involving the Reduction) or, if Manitowoc so elects in accordance with Clause 3.8 and the Panel consents, by means of an Offer, as described in the Press Announcement;

“Acts”means together the 1985 Act and the 2006 Act;

“Antitrust Laws” means any applicable antitrust, competition, premerger notification or trade regulation law, regulation or order;

“Bidco”means MTW County Limited, a wholly owned subsidiary of Manitowoc;

“Business Day” means a day on which banks generally are open for the transaction of normal banking business in the City of London and New York (other than Saturdays and Sundays);

“Code” means the City Code on Takeovers and Mergers;

“Company Representative Member” means the representative member of any group for VAT purposes of which the Company is a member;

“Conditions”means the conditions set out in Appendix 1 to the Press Announcement;

“Consolidated Litigation” means the litigation currently pending before the United States Court of Appeals for the Seventh Circuit styled In re: Consolidated Industries and Welbilt Holding Company et al., Case Nos. 06-4178, 06-4179, 06-4180 and 06-4181;

“Court” means the High Court of Justice in England and Wales;

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“Court Hearing(s)” means the hearing(s) by the Court to sanction the Scheme under Section 899 of the 2006 Act and confirm the associated Reduction;

“Court Hearing Date” means the date upon which the Court Hearing is held or upon which the first Court hearing is held if there is more than one;

“Court Meeting” means the meeting (including any adjournment thereof) of the Company’s shareholders (or the relevant class or classes thereof) convened pursuant to an order of the Court under Section 896 of the 2006 Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment);

“Court Order(s)” means the order(s) of the Court sanctioning the Scheme under Section 899 of the 2006 Act and confirming the associated Reduction;

“Directors”means the board of directors of the Company from time to time;

“EC Merger Regulation” means Council Regulation (EC) 139/2004 (as amended);

“Effective Date” means the date upon which:

(i)	the Scheme becomes effective in accordance with its terms; or

(ii)	if Manitowoc elects to implement the Acquisition by way of the Offer in accordance with Clause 3.8, the Offer becomes or is declared unconditional in all respects;

“Enodis Shares” means the ordinary shares of 10p each in the capital of Enodis;

“European Ice Business” means the Enodis assets that would be necessary to conduct any and all ice business currently conducted in Europe by Castel MAC S.p.A., Frimont S.p.A., and Frimont’s subsidiaries, IceWorks Srl, Scotsman Ice Systems SA (PTY) Ltd, and Ice Systems (PTY) Ltd;

“European Merger Clearance” means (i) the European Commission taking a decision (or being deemed to have taken a decision) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Acquisition; or (ii) the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Acquisition to the competent authorities of one or more EU member states under Article 9(3) of the EC Merger Regulation; and (a) each such authority taking a decision with equivalent effect to Art 6(1)(c) of the EC Merger Regulation with respect to those parts of the Acquisition referred to it; and (b) the European Commission taking a decision that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation with respect to any part of the Acquisition retained by it;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“General Meeting” means the general meeting of the Company’s shareholders to be convened in connection with the Scheme;

“General Meeting Resolutions” means the resolution(s) to be proposed at the General Meeting for the purposes of approving the Reduction and certain amendments to the Articles of Association of the Company and such other matters as may be agreed between the Company and Manitowoc as necessary or desirable for the purposes of implementing the Scheme;

“Governmental Antitrust Authority” means any governmental authority with regulatory jurisdiction over enforcement of Antitrust Laws;

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“Governmental Antitrust Authority Merger Clearances” means all consents, approvals, clearances, permissions and waivers as may be necessary under the Antitrust Laws in connection with the implementation of the Acquisition (whether by Scheme or Offer) or the expiration of all waiting periods as may be required under the Antitrust Laws;

“Group” means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder;

“Ice-O-Matic Business” means the Enodis assets that would be necessary to conduct any and all ice business currently conducted by Mile High Equipment LLC;

“Inducement Fee” means £10,000,000;

“Interim Dividend” has the meaning given to it in the Press Announcement;

“Listing Rules” means the Listing Rules made by the Financial Services Authority under Part VI of the Financial Services and Markets Act 2000;

“Long Stop Date” means 180 days following the date of the Press Announcement;

“Manitowoc Representative Member” means the representative member of any group for VAT purposes of which Manitowoc is a member;

“Non-Antitrust Clearances” means all consents, clearances, permissions and waivers as may be necessary and all filings and expiration of all waiting periods as may be necessary, from or under the laws, regulations or practices applied by any relevant Non-Antitrust Regulatory Authority in connection with the implementation of the Acquisition, (whether by Scheme or Offer) and references to Non-Antitrust Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired;

“Non-Antitrust Regulatory Authority” means any governmental, national, supranational, regulatory, competition or Antitrust body or other authority, in any jurisdiction, other than a Governmental Antitrust Authority which is responsible for applying foreign investment, exchange control, environmental, health, safety or industry legislation or regulation in such jurisdictions;

“Notes” means the senior notes issued by the Company under the Note Purchase and Guaranty Agreement dated 6 September 2007;

“Offer” means a takeover offer governed by the Code to implement the Acquisition on the terms set out in the Press Announcement;

“Offer Document” means the document to be despatched to (amongst others) the Company’s shareholders pursuant to which the Offer would be made;

“Panel”means the Panel on Takeovers and Mergers;

“Personnel” means, in relation to any person, its board of directors, members of their immediate families, related trusts and persons connected with them, as such expressions are construed in accordance with the Code;

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“Press Announcement” means the draft Press Announcement in the agreed form set out in Schedule 1;

“Reduction” means the proposed reduction of capital of the Company under section 135 of the Companies Act 1985 provided for by the Scheme;

“Registrar”means the Registrar of Companies for England and Wales;

“Regulatory Conditions” means the conditions which are set out in paragraphs 2.1, 2.2 and 2.3 of Appendix 1 to the Press Announcement;

“Scheme” means the scheme of arrangement under Part 26 of the 2006 Act to be proposed by the Company to its shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and Manitowoc pursuant to which the Acquisition is proposed to be implemented;

“Scotsman Business” means the Enodis assets that would be necessary to conduct any and all ice business currently conducted by (i) Scotsman Group LLC and its subsidiary, Scotsman Ice Systems Shanghai Co Ltd, but specifically excluding all other subsidiaries of Scotsman Group LLC, namely, Kysor Holdings Inc. (and all of its subsidiaries), Cleveland Range LLC and The Delfield Company LLC; and (ii) Frimont S.p.A. and its subsidiaries, IceWorks Srl, Scotsman Ice Systems SA (PTY) Ltd, and Ice Systems (PTY) Ltd;

“Scheme Document” means the document to be despatched to the Company’s shareholders setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice or other document required to be despatched to Shareholders in connection with the Scheme;

“Share Schemes” means the Company’s employee share schemes consisting of the Beresford Executive Share Option Scheme (1993), the Executive Share Scheme (1995), the Executive Share Scheme (2001) and the Enodis Performance Share Plan 2007;

“Share Scheme Proposals” means the proposals relating to the Share Schemes, referred to in clause 3.23 of and Schedule 3 to this Agreement;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Termination Fee” means US$50,000,000;

“Third Party Transaction” means an offer or proposal (as amended or revised from time to time and whether or not subject to any pre-conditions and howsoever implemented) made:

(a)	by a third party not acting in concert with Manitowoc, for 50 per cent. or more of the issued share capital of the Company or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates); or

(b)	which involves, in any such case, a change of control of the Company (other than the acquisition of control by Manitowoc and/or a person acting in concert with Manitowoc) or which involves the disposal of any interest in a material part (being not less than 50 per cent.) of the business of the Company or its Group (other than to Manitowoc and/or a person acting in concert with Manitowoc), provided that for the purposes of Clause 7 of this Agreement only, the references to “50 per cent.” in (b) above shall be read as references to “10 per cent.”;

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“Timetable” means the indicative timetable in the agreed form for implementation of the Scheme and despatch of the Scheme Document set out in Schedule 2;

“VAT” means value added tax as provided for in the Sixth Directive of the European Community, as charged by the provisions of the Value Added Tax Act 1994 or any regulation promulgated thereunder or any tax of a similar nature; and

“Working Hours” means 9.30 a.m. to 6.30 p.m. on a Business Day.

1.2	Press Announcement

Terms used but not defined expressly herein shall, unless the context otherwise requires, have the meaning given to them in the Press Announcement. In case of inconsistency, the definitions set out in this Agreement shall take precedence.

1.3	Clauses, Schedules etc

References to Clauses and Schedules are to clauses of, and schedules to, this Agreement.

1.4	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.5	Companies Act 1985

Any word or expression defined in the 1985 Act and not expressly defined in this Agreement or in the Press Announcement shall have the meaning given in the 1985 Act.

1.6	The Code

When used in this Agreement, the expressions “acting in concert”, “concert parties”, “control” and “offer” shall be construed in accordance with the Code.

1.7	Companies

References to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	Modification etc. of Statutes

A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

1.9	Time of Day

Any reference to a time of day is a reference to the time in London, unless a contrary indication appears. Any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight.

1.10	Agreed Form Documents

A document “in the agreed form” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of the Company and Manitowoc.

1.11	Amendments etc

A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

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1.12	Headings

Headings are to be ignored in construing this Agreement.

1.13	Bidco

References to Manitowoc shall include Bidco where the context so requires.

2	Press Announcement

The parties shall procure the release of the Press Announcement at or before 7.00am on 14 April 2008 or such other time and date as may be agreed in writing by the parties. The parties acknowledge that, at the same time, Manitowoc will be required to release an announcement in the agreed form giving details of the Acquisition in the US.

3	Implementation and Documentation

Implementation of the Scheme

3.1	The parties undertake to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as reasonably practicable, the Timetable with the overall intention that all Governmental Antitrust Authority Merger Clearances and all Non-Antitrust Clearances are obtained prior to the Court Hearing Date.

3.2	The Company will, save as otherwise agreed in writing with Manitowoc, take or cause to be taken all such steps as are necessary to implement the Scheme in accordance with the Timetable. In particular, but without limitation:

3.2.1	the Company shall make all necessary applications to the Court in connection with the implementation of the Scheme promptly and in particular, will, no later than 28 April 2008, issue a Part 8 claim form in order to seek the Court’s permission to convene the Court Meeting and file such documents as may be necessary in connection therewith;

3.2.2	upon:

(i)	the necessary documents being settled with the Court and, where required, approved by Manitowoc (such approval not to be unreasonably withheld or delayed); and

(ii)	the Court making the order necessary for the purpose of convening the Court Meeting,

the Company shall, within 5 days of the order being made (or such later date as Manitowoc shall agree in writing, such agreement not to be unreasonably withheld or delayed), publish the requisite documents, including the Scheme Document, and thereafter in a timely manner, publish and/or post such other documents and information as the Court or the Panel may approve or require from time to time in connection with the proper implementation of the Scheme according to the Timetable;

3.2.3	the Company will convene the Court Meeting and General Meeting to consider and, if thought fit, approve the Scheme and General Meeting Resolutions and hold such meeting at the times and dates on which they are convened;

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3.2.4	following the Court Meeting and the General Meeting, and assuming the resolutions to be proposed at such meeting(s) have been passed by the requisite majorities, Manitowoc shall provide written confirmation to Enodis forthwith upon the Regulatory Conditions being waived or satisfied and upon receipt of such written confirmation the Company shall forthwith seek the sanction of the Court to the Scheme and confirmation of the Reduction by the Court at the Court Hearing(s) and take all other action necessary to make the Scheme effective;

3.2.5	if the Court so requires or indicates, or if Enodis is advised by its legal and/or financial advisers that it is advisable in order to implement the Scheme and that not to do so would jeopardise the likelihood of the Scheme being sanctioned at the Court Hearing(s), the Company shall reconvene the Court Meeting and any other necessary shareholder meeting; and

3.2.6	as soon as practicable after the sanction by the Court of the Scheme and the confirmation of the Reduction at the Court Hearing(s), and in any event within two Business Days following the Court’s confirmation of the Reduction, the Company shall cause an office copy of the Court Order(s) to be filed with the Registrar.

3.3	The Company undertakes:

3.3.1	to procure the publication of the advertisements required by the Court;

3.3.2	prior to the Court Meeting and the General Meeting to keep Manitowoc informed in writing, on a weekly basis and daily on each of the five Business Days preceding each of the Court Meeting and the General Meeting (or adjournment of either of these meetings), of the number of proxy votes received in respect of the resolutions to be passed at the Court Meeting or the General Meeting as applicable; and

3.3.3	promptly to provide Manitowoc with a copy of the Court Order(s) once obtained.

3.4	Manitowoc agrees that it will only seek to invoke any unsatisfied Condition (other than Conditions 1.1, 1.2 and 1.3) if the Panel would permit Manitowoc to invoke that Condition with the effect that Manitowoc would not be required to proceed with the Acquisition.

3.5	The Company agrees that it shall only (i) seek the sanction of the Court to the Scheme at the Court Hearing and/or (ii) file the Court Order(s) with the Registrar if Manitowoc provides written confirmation that all of the Conditions, where capable of satisfaction, have been satisfied or, where permissible, waived by Manitowoc.

3.6	The Company shall not seek to amend the Scheme or the General Meeting Resolutions after despatch of the Scheme Document or to adjourn the Court Meeting or the General Meeting without the prior written consent of Manitowoc (such consent not to be unreasonably withheld or delayed).

3.7	Manitowoc will undertake or procure that Bidco undertakes to the Court to be bound by the terms of the Scheme, including as to discharge of the consideration for the Acquisition.

Implementation of Acquisition by way of Offer

3.8	Manitowoc may elect at any time to implement the Acquisition by way of an Offer, (whether or not the Scheme Document has been despatched) provided that the Offer is made in accordance with the terms and conditions set out in the Press Announcement (and with the consideration being equal to or greater than that specified in the Press Announcement) and further provided that either:

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3.8.1	the Offer is made with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); or

3.8.2	the Offer is announced following the Directors having withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions.

If Manitowoc elects to implement the Acquisition by way of an Offer, Clauses 3.1 to 3.7 (inclusive) shall cease to have any effect.

Recommendation and responsibility

3.9	The Company agrees that (i) the Scheme Document shall incorporate a unanimous and unqualified recommendation of the Directors to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions and (ii) such recommendation shall not be withdrawn or qualified. If, in accordance with Clause 3.8.1, Manitowoc elects to implement the Acquisition by way of the Offer, the Company agrees that (i) the Offer Document shall incorporate a unanimous and unqualified recommendation of the Directors to the shareholders in the Company to accept the Offer and (ii) such recommendation shall not be withdrawn or qualified.

3.10	If the Acquisition is implemented by way of Scheme:

3.10.1	Manitowoc shall procure that the members of the board of directors of Manitowoc and Bidco accept responsibility for all of the information in the Scheme Document relating to Manitowoc, its Group and its Personnel; and

3.10.2	the Company shall procure that the Directors accept responsibility for all of the information in the Scheme Document other than that relating to Manitowoc, its Group and their respective Personnel.

3.11	If, in accordance with Clause 3.8.1, Manitowoc elects to implement the Acquisition by way of an Offer:

3.11.1	Manitowoc shall procure that the members of the board of directors of Manitowoc and Bidco (and any other person whom the Panel may require) accept responsibility for all of the information in the Offer Document other than that relating to the Company, its Group and their respective Personnel;

3.11.2	the Company shall procure that the Directors accept responsibility for all of the information in the Offer Document relating to the Company, its Group and their respective Personnel; and

3.11.3	the Company undertakes to provide Manitowoc with all such information about the Company, its Group and its Personnel as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as Manitowoc may reasonably require in connection with the preparation of the Offer Document (in each case having regard to the requirements of the Code, the Acts and applicable regulations), including reasonable access to, and ensuring the provision of reasonable assistance by, its senior management and relevant professional advisers.

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Co-operation and documentation

3.12	Without prejudice to Clause 4 but subject to Clauses 3.4 and 3.5, each party agrees to use all reasonable endeavours to, and to procure that its Group and its directors and its relevant professional advisers assist it to, prepare all such documents and take all such steps as are reasonably necessary or desirable:

3.12.1	in connection with the Acquisition; and

3.12.2	for the purposes of obtaining all Non-Antitrust Clearances.

3.13	Each party undertakes to co-operate with and assist the other by providing each other and any relevant Non-Antitrust Regulatory Authority as promptly as is reasonably practicable upon request and in good faith any necessary or reasonably desirable information and documents for the purpose of preparing and making any submissions, filings and notifications to such Non-Antitrust Regulatory Authority in relation to the Acquisition, including making any joint filings with Manitowoc where required by any such Non-Antitrust Regulatory Authority, and generally to facilitate the satisfaction of the Conditions.

3.14	Each party undertakes to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Non-Antitrust Clearances.

3.15	The parties agree to co-ordinate their input for the purpose of preparing the Scheme Document and the Company will only despatch the Scheme Document with the written consent of Manitowoc (such consent not to be unreasonably withheld or delayed). Accordingly the parties will as appropriate exchange drafts of the Scheme Document and shall discuss their respective comments. Manitowoc undertakes to provide as soon as reasonably practicable to the Company for the purposes of inclusion in the Scheme Document all such information about Manitowoc, its Group and their respective Personnel as may reasonably be required by the Company (having regard to the Code, the Acts, and applicable regulations) for inclusion in the Scheme Document (including all information that would be required under the Code, the Acts or applicable regulations) and to provide all such other assistance as the Company may reasonably require in connection with the preparation of the Scheme Document including access to and ensuring the assistance of its management and relevant professional advisers.

3.16	If Manitowoc elects to implement the Acquisition by way of an Offer, Manitowoc agrees to co-ordinate the preparation and despatch of the Offer Document with the Company and the parties will exchange drafts of the Offer Document and shall discuss their respective comments.

3.17	The parties will consult with the Panel from time to time as necessary in order to keep the Panel informed, and where appropriate seek the consent of the Panel, in relation to the implementation of the Acquisition including as to the Scheme Document, Timetable and the process to obtaining the Governmental Antitrust Authority Merger Clearances and all Non-Antitrust Clearances.

3.18	Each party confirms to the other that, except as fairly disclosed to the other party or in any public announcement made by either party prior to the date of this Agreement, it is not aware of any material matter or circumstance which would or could reasonably be expected to result in the Panel permitting Manitowoc to invoke a Condition (other than any Condition relating to Governmental Antitrust Authority Merger Clearances) as a term of the Acquisition with the effect that Manitowoc would not be required to proceed with the Acquisition.

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3.19	Subject to applicable law or the requirements of any Governmental Antitrust Authority, and subject to the proviso below, Enodis will co-operate with and provide Manitowoc with such information relating to the Group and such access to the executive directors and senior management of the Company as Manitowoc reasonably requires during normal business hours in order to facilitate and assist with:

3.19.1	planning for the integration of the Company and Manitowoc in accordance with an integration plan and process that the parties will in good faith seek to agree;

3.19.2	any syndication of the debt financing that Manitowoc has put in place in order to fund the Acquisition;

3.19.3	any fundraising by Manitowoc through the offering by Manitowoc of equity or debt securities (including, without limitation, through the delivery of any financial information that is required to launch any such offering and co-operation with Deloittes in the preparation for the offering); and

3.19.4	the sale, divestiture, license or disposition by Manitowoc of assets or businesses of the Group that are required in order to obtain the Governmental Antitrust Authority Merger Clearances,

provided always that nothing in this clause 3.19 shall (i) require Enodis and/or any member of its Group and/or any of their respective directors or employees to incur any liability to any person, (ii) require Enodis’s executive directors and/or senior management to attend third party presentations or roadshows, or (iii) impose any restriction or fetter on the ability of the directors, senior management or employees of any member of Enodis’s Group to devote their time and attention to their duties to the Group in the ordinary course, and provided additionally that the Company’s obligations under this clause 3.19 shall at all times be subject to applicable confidentiality, legal or regulatory requirements.

3.20	The Company will co-operate with and provide Manitowoc with such information and assistance as it reasonably requires in order to identify any provisions of any licences, authorisations, concessions, agreements, understandings, obligations and other arrangements by which it or any other member of its Group is bound or to which it or such other member of its Group is otherwise a party or subject and which are material in the context of the Company and its Group (taken as a whole), in each case that require any action to be taken by the Company and/or the relevant member of its Group and/or Manitowoc and/or any members of its Group as a result of the implementation of the Acquisition (including, for example, the giving of a notification or seeking waiver of any rights arising on a change of control), prior to the Court Hearing Date (or, if the Acquisition is effected by way of a takeover offer governed by the Code, prior to the Offer becoming or being declared wholly unconditional). The Company’s obligations under this Clause 3.20 shall at all times be subject to applicable confidentiality, legal or regulatory requirements.

3.21	The parties agree to co-ordinate their input for the purpose of obtaining any such tax clearances as either party may reasonably require be obtained in connection with the Scheme or, as the case may be, the Offer including, without limitation, clearance under Section 138 of TCGA 1992 and, in the case of the Scheme, confirmation from the Stamp Office that the Court Order will be treated as duly stamped. Neither party will despatch any application for such clearance without the written consent of the other party (which shall not be unreasonably withheld or delayed). Accordingly the parties will as appropriate exchange drafts of any such application for clearance and shall discuss their respective comments. Each party undertakes to the other party to provide such assistance as that other party may reasonably require (including, without limitation, the provision of information) in connection with the obtaining of such tax clearances.

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3.22	Should any supplemental circular or announcement be required to be published or submitted to the Court in connection with the Acquisition (a “Supplemental Document”) each party shall provide such co-operation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) as the other may reasonably request and is reasonably necessary to finalise and publish promptly such Supplemental Document.

Share schemes

3.23	The provisions of Schedule 3 shall apply in respect of share schemes.

4	Antitrust Clearances

4.1	Subject to Clauses 4.4 to 4.9, the parties hereto shall, as promptly as practicable after the release of the Press Announcement, provide or cause to be provided to Governmental Antitrust Authorities information, documents and filings required by such Governmental Antitrust Authorities to permit the Scheme to become effective in accordance with its terms, or for the Offer to become or be declared unconditional in all respects, and thereafter as promptly as practicable to provide any additional information or documentary material that may be requested by a Governmental Antitrust Authority under the HSR Act or under any other Antitrust Laws.

4.2	Specifically in relation to the USA, the parties shall file the premerger notification form required under the HSR Act within ten Business Days of the release of the Press Announcement.

4.3	Specifically in relation to the European Union, Manitowoc shall file a draft Form CO with the European Commission by nine (9) weeks from the release of the Press Announcement and a final form Form CO within a further four (4) weeks thereafter, unless the European Commission has indicated that the Form CO is incomplete and not ready to file, in which case Manitowoc shall as soon as it is reasonably practicable complete Form CO and file the same.

4.4	Without prejudice to the obligations of the parties pursuant to Clause 4.1, the parties shall co-operate with each other and ensure that their subsidiaries and other group companies co-operate so as to ensure that the Governmental Antitrust Authority Merger Clearances are obtained as soon as reasonably practicable and in particular:

4.4.1	the parties and their respective legal advisers shall closely cooperate in the preparation of such filings referred to in Clause 4.1 above and in relation to the preparation of any other submissions, correspondence or communication to any Governmental Antitrust Authority in connection with the Acquisition, including in respect of the actions contemplated by Clauses 4.5 to 4.10 below. While Manitowoc shall be primarily responsible for preparing any such filings, submissions, correspondence and communications, the contents of all such filings, submissions, correspondence and communications shall require disclosure where they are in written form sufficiently in advance to the Company and/or its legal advisers so as to enable the Company and/or its legal advisors to make comments in respect thereto and so as to enable Manitowoc to take account of all reasonable comments of the Company and/or its legal advisers; provided further that, to the extent the Company shall be making or preparing any filings, submissions, correspondence and communications, the contents of all such filings, submissions, correspondence and communications shall require disclosure where they are in written form sufficiently in advance to Manitowoc and/or its legal advisers so as to enable Manitowoc and/or its legal advisors to make comments in respect thereto and so as to enable the Company to take account of all reasonable comments of Manitowoc and/or its legal advisers;

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4.4.2	the Company will without undue delay provide Manitowoc with any information it reasonably requires for the purposes of determining the jurisdictions in which filings are needed and preparing any filing or other written submission to any Governmental Antitrust Authority in connection with the Acquisition, including any information requested by any Governmental Antitrust Authority (save in the case of information which is in the sole reasonable discretion of the Company, commercially sensitive to the Company which shall be disclosed to Manitowoc’s legal advisers on a counsel only basis);

4.4.3	Manitowoc shall without undue delay provide the Company or its legal advisers with copies of any correspondence or other written communications to or from a Governmental Antitrust Authority concerning the Acquisition and with copies of any related written statement, order or decision of such authorities subject (in the case of the Company but not its legal advisers) to the deletion of confidential information where required in the sole reasonable discretion of Manitowoc;

4.4.4	the Company shall without undue delay provide Manitowoc or its legal advisers with copies of any correspondence or other written communications to or from a Governmental Antitrust Authority concerning the Acquisition and with copies of any related written statement, order or decision of such authorities subject (in the case of Manitowoc but not its legal advisers) to the deletion of confidential information where required in the sole reasonable discretion of the Company;

4.4.5	the parties agree that their mutual objective is to minimise the extent of any remedial action imposed or required consistent with achieving regulatory clearance by the Long Stop Date. The parties shall closely cooperate in any discussions and negotiations with any Governmental Antitrust Authority, including in respect of the actions contemplated by Clause 4.5 to 4.10 below, and both parties, together with their legal advisers, shall be able to attend any meetings, hearings or where possible telephone conferences with such authorities (save in the case where information that is commercially sensitive to one of the parties is likely to be discussed in which case only the other party’s legal advisers shall be entitled to be present);

4.4.6	both parties agree to use good faith efforts to ensure that the antitrust process is pursued in a timely manner and if either party considers that the other is in breach of any obligation under Clauses 4.1 to 4.4 and that such breach is likely to delay the timing or adversely affect the outcome of the antitrust process, it shall promptly in writing inform the other of such alleged breach and, if so requested by either party, the parties shall promptly and in good faith discuss the alleged breach and, as soon as is practicable, agree upon any required remedial action.

4.5	Manitowoc agrees to take all steps necessary to achieve the European Merger Clearance by the Long Stop Date.

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4.6	Without prejudice to the generality of Clause 4.5 above, Manitowoc agrees that it will indicate in writing to the European Commission in Form CO (or coterminous with Form CO and in a separate document) that it is prepared to divest (and has committed to the Company to divest) (if necessary) the Company’s European Ice Business. For the avoidance of doubt, Manitowoc shall not be obliged to submit (at the time of making the said written indications) a fully reasoned and documented formal remedy offer in relation to the European Ice Business and Manitowoc shall be free at the same time to indicate in writing that it will offer lesser remedies and Manitowoc shall be free to submit a fully reasoned and documented offer in relation to such other remedies if it so elects and to argue for such other remedies in preference to a divestment of the Company’s European Ice Business. Manitowoc further undertakes to submit all formal remedy offers in a fully reasoned and documented form in accordance with European Commission procedure to the European Commission (including without limitation an offer to divest the European Ice Business, unless the European Commission has stated conclusively that such an offer is not necessary) within four (4) weeks of the commencement of the European Commission’s merger review period.

4.7	Manitowoc agrees to take all steps necessary to achieve HSR clearance by the Long Stop Date.

4.8	Without prejudice to the generality of Clause 4.7 above, Manitowoc agrees that it will indicate as soon as practicable after the HSR filing to the relevant US Governmental Antitrust Authority (assigned the case) at the first substantive meeting (such meeting to be held as soon as reasonably practicable after the HSR filing and case allocation) that it is prepared to divest (and has committed to the Company to divest) (if necessary) the Company’s Scotsman Business and Ice-O-matic Business in a single package (the “Combined Remedy”). For the avoidance of doubt Manitowoc shall not be obliged to submit (at the time of making the said written and face to face indications) a fully reasoned and documented remedy offer in relation to the Combined Remedy and Manitowoc shall be free at the same time to indicate in writing (and face to face) that it will offer a divestment solely of the Scotsman Business (the “Single Remedy”) and Manitowoc shall be free to submit a fully reasoned and documented offer in relation to the Single Remedy (if it so elects) and to argue for such Single Remedy in preference to the Combined Remedy. Notwithstanding the foregoing, Manitowoc further undertakes to submit the Combined Remedy to the relevant US Governmental Antitrust Authority in a fully reasoned and documented form by not later than sixty (60) days before the Long Stop Date.

4.9	Without prejudice to the specific obligations in Clauses 4.5, 4.6 and 4.8, Manitowoc agrees to take all steps necessary:

4.9.1	to enable from an antitrust perspective the Company and Manitowoc to complete the Acquisition;

4.9.2	in any event, to ensure as the case may be that the Acquisition is not referred by the UK Office of Fair Trading to the UK Competition Commission or that the European Commission does not initiate proceedings under Article 6(1)(c) of Council Regulation 139/2004 before the Effective Date; and

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4.9.3	to ensure that the HSR Act waiting period terminates prior to the Long Stop Date.

4.10	Such steps shall include, but are not limited to, proposing, negotiating, offering to commit and agreeing with a Governmental Antitrust Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise, the sale, divestiture, license, or disposition of any necessary assets or businesses of Company and/or Manitowoc or their respective subsidiaries.

4.11	Manitowoc shall not enter into any transaction or any agreement to effect any transaction including any merger or acquisition that would reasonably be expected to prevent Manitowoc from obtaining any Governmental Antitrust Authority Merger Clearance or materially to prejudice the prospects of Manitowoc in obtaining or the timescales for Manitowoc in obtaining any such Governmental Antitrust Authority Merger Clearance.

5	Conduct of Business

5.1	The Company undertakes, without prejudice to Rule 21 of the Code, that until the earliest of (i) the Effective Date, (ii) termination of this Agreement in accordance with its terms, and (iii) the Directors having withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept an Offer), it will not, and it will procure that no member of its Group shall (without the prior written consent of Manitowoc, such consent not to be unreasonably withheld or delayed):

5.1.1	carry on business other than in the ordinary course (including anything deemed by the Panel to be in the ordinary course); or

5.1.2	enter into any transaction where such transaction would constitute a Class 1 Transaction or a Class 2 Transaction for the purposes of Chapter 10 of the Listing Rules; or

5.1.3	change the general terms of employment of its employees or the terms of employment of its directors in any way, other than in the ordinary course of business; or

5.1.4	without prejudice to Clause 3.23, adopt or amend any employee benefit, bonus or profit sharing scheme having share purchase or share option provisions; or

5.1.5	enter into any arrangements with the trustees of any pension scheme, in which it or any member of the Group participate, to pay employer contributions to such scheme other than those employer contributions agreed with the trustees at the date of this Agreement, save as required by law or regulation or the rules of any such scheme; or

5.1.6	declare, set aside or pay any dividends on or make any other distribution (whether in cash, share or other property) in respect of any share capital, or split, combine or reclassify any share capital or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, except for the payment of the Interim Dividend and the payment of dividends by subsidiaries of the Company which are wholly-owned by the Company to the Company or to another wholly-owned subsidiary of the Company; or

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5.1.7	allot, issue, or authorise or propose the issuance of any share capital or any securities convertible into share capital, or rights, warrants or options to acquire any share capital, or any securities convertible into share capital, or transfer any stock out of treasury, or permit any subsidiary to do any of the foregoing, whether with respect to its own share capital (or securities convertible into or rights exercisable therefore or otherwise obligating the issuance thereof) or the share capital of the Company (or securities convertible into the same or rights exercisable therefore or otherwise obligating the issuance thereof) other than the allotment and issue of shares pursuant to the exercise or vesting of options or awards outstanding under the Share Schemes as of the date of this Agreement; or

5.1.8	compromise, settle, release, discharge or compound (i) any litigation or arbitration proceedings that are material in the context of the Company and its Group (taken as a whole) or any liability, claim, action, demand or dispute that is material in the context of the Company and its Group (taken as a whole), or waive a right in relation to such litigation or arbitration proceedings and/or (ii) the Consolidated Litigation; or

5.1.9	enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure (other than fees payable to the Company and its Group’s professional advisers in connection with the Acquisition) in excess of £50 million in aggregate, exclusive of VAT; or

5.1.10	make any offer to the holders of the Notes in respect of the prepayment of the Notes (other than the minimum amount that is required under the terms of the Notes) or otherwise voluntarily prepay the Notes; or

5.1.11	incur any additional borrowings that are material in the context of Enodis’s Group as a whole, otherwise than pursuant to any facility or other arrangement for the provision of indebtedness to any member of the Group existing at the date of this Agreement in the form existing as at the date of this Agreement; or

5.1.12	agree to do any of the foregoing.

5.2	The Company undertakes that, except with the prior written consent of Manitowoc (such consent not to be unreasonably withheld or delayed), it will not submit to its shareholders for approval in general meeting any resolution which, if passed, would constitute approval for the purposes of Rule 21.1 of the Code or seek the consent of the Panel to proceed without such approval (provided that this will not prevent the Company seeking clarification or confirmation from the Panel on the interpretation or application (excluding a waiver) of Rule 21.1 of the Code without first seeking Manitowoc’s consent).

6	Representations, Warranties and Covenants

6.1	Each of the parties represents and warrants to the other on the date hereof that:

6.1.1	it has the requisite power and authority to enter into and perform this Agreement;

6.1.2	this Agreement constitutes its legal, valid and binding obligations in accordance with its terms;

6.1.3	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its constitutional documents;

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(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

6.2	For the purposes of any election by Manitowoc of its right to implement the Acquisition by way of an Offer, the Company confirms and undertakes:

6.2.1	that it is a “foreign private issuer” as such term is defined under Rule 3b-4(c) under the Exchange Act;

6.2.2	upon the request of Manitowoc, to use its reasonable efforts to assist Manitowoc in making a calculation of the percentage of the Company’s share capital held (beneficially or otherwise) in the United States in accordance with Instruction 2 to Rules 14d-2(c) and (d) under the Exchange Act, including to furnish to Manitowoc upon request of Manitowoc in writing a copy of the Company’s register of shareholders and, to the extent reasonably available to the Company, a beneficial ownership analysis each dated as of (i) a date on or around the 30th calendar day prior to commencement (within the meaning of Rule 14d-2 under the Exchange Act) of a tender offer (within the meaning of the Exchange Act) by Manitowoc for the share capital of the Company or (ii) such other date as may be agreed in writing by the Company and Manitowoc.

7	Non-solicitation

7.1	The Company confirms that it is not currently in discussions with any third party regarding a Third Party Transaction and as compensation for Manitowoc’s commitment of time and personnel for the purpose of the Acquisition, the Company undertakes that until the earliest of (i) the Effective Date, (ii) the Offer (if Manitowoc elects to implement the Acquisition by way of an Offer in accordance with clause 3.8) becoming or being declared unconditional in all respects; (iii) termination of this Agreement in accordance with its terms:

7.1.1	it shall not, and shall procure that no member of its Group shall, directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach to any other person with a view to a Third Party Transaction taking place; and

7.1.2	it shall not, and shall procure that no member of its Group shall, directly or indirectly entertain any approach from, or enter into or continue discussions and/or negotiations with any other person with a view to a Third Party Transaction taking place.

7.2	The Company shall notify Manitowoc forthwith in writing (whether directly or indirectly via the parties’ respective financial advisers):

7.2.1	of any approach that is made to it or to any member of its Group with a view to its entering into negotiations of the type described in Clause 7.1.1

7.2.2	if it receives any request for information from any party other than Manitowoc, any member of Manitowoc’s Group, or any of Manitowoc’s professional advisers, pursuant to Rule 20.2 of the Code.

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7.3	If the Company or any member of its Group receives any request for information pursuant to Rule 20.2 of the Code, the Company shall, and shall procure that each member of its Group shall:

7.3.1	not supply any additional information to any party (other than Manitowoc), other than to a party that has made the Rule 20.2 request and (other than information to which that party is entitled under Rule 20.2 of the Code), only to the extent that such information is also provided to Manitowoc at the same time; and

7.3.2	other than information provided pursuant to Clause 7.3.1 above, not supply Manitowoc or any of its advisers with any information after such Press Announcement which may be subject to Rule 20.2 of the Code unless expressly requested by Manitowoc or its advisers after the date of such Press Announcement, subject always to the Company’s obligations under the Code and to any ruling of the Panel.

8	Inducement Fee

8.1	As an inducement to Manitowoc to commit time and personnel to the Acquisition, the Company undertakes to Manitowoc that it will pay to Manitowoc the Inducement Fee by way of compensation in the event that the Acquisition is announced for the purposes of Rule 2.5 of the Code on a recommended basis and, after such announcement:

8.1.1	the Directors do not unanimously and without qualification recommend shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Offer) or they (or any committee of the Directors) at any time withdraw or adversely modify or qualify their recommendation to shareholders to vote in favour of the Scheme and/or the General Meeting Resolutions (or if applicable to accept the Offer) or they (or any committee of the Directors) at any time decide not to proceed with the Scheme; or

8.1.2	a Third Party Transaction is announced prior to the Acquisition lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed.

8.2	The Company shall pay the Inducement Fee due under Clause 8.1.1 (if it becomes payable) in immediately available funds by not later than five Business Days after the date on which the Acquisition lapses or is withdrawn.

8.3	The Company shall pay the Inducement Fee due under Clause 8.1.2 (if it becomes payable) in immediately available funds by not later than five Business Days after the date on which the relevant Third Party Transaction becomes or is declared wholly unconditional or is completed.

8.4	Nothing in this Agreement shall oblige the Company to pay an amount (whether in the form of the Inducement Fee or in damages in respect of any breach of any other provision of this Agreement) which the Panel determines would not be permitted by Rule 21.2 of the Code.

8.5	The parties intend and shall use all reasonable endeavours to secure that the Inducement Fee is not treated for purposes as consideration for a taxable supply.

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8.6	If and to the extent that any tax authority determines that the Inducement Fee is consideration for a taxable supply, the Inducement Fee shall be treated as inclusive of VAT and no amounts in respect of VAT shall be payable in addition to the Inducement Fee but:

8.6.1	if the Inducement Fee is the consideration for any supply deemed to be made by the Company or the Company Representative Member and on which VAT is chargeable, then, to the extent that such VAT is irrecoverable by the Company or the Company Representative Member, the Company and the Company Representative Member having used their reasonable endeavours to recover such VAT, the Inducement Fee shall be reduced (or part of the Inducement Fee reimbursed) such that the aggregate of the reduced fee and the irrecoverable VAT thereon equals the Inducement Fee; and

8.6.2	if the Inducement Fee is the consideration for a supply in respect of which Manitowoc or the Manitowoc Representative Member is liable for VAT, then the Company shall (or shall procure that the Company Representative Member shall) use reasonable endeavours to obtain any available refund or credit in respect of such VAT. Manitowoc shall provide such assistance to the Company (or the Company Representative Member) as is reasonably necessary (including the making available of such invoices, information and assistance as may reasonably be required) to enable the Company (or the Company Representative Member) to obtain such a refund or credit. If and to the extent that the Company (or the Company Representative Member) receives such a refund or credit, the Company shall (or shall procure that the Company Representative Member shall) within five Business Days of receiving the refund or credit, pay an amount equal to such refund or credit to Manitowoc. Such amount so paid shall not form part of the Inducement Fee for the purposes of this Agreement.

9	Antitrust Termination Fee

9.1	Subject to clause 9.2, Manitowoc shall pay the Termination Fee to the Company if any of the Regulatory Conditions have not been satisfied or (where applicable) waived on or before the Long Stop Date.

9.2	No Termination Fee shall be payable if, prior to the Long Stop Date:

9.2.1	the Company has materially breached its obligations under Clause 4.1 or Clause 4.4 and Manitowoc has complied with its obligations under Clause 4.4.6 and such breach has materially contributed to the non-satisfaction of any of the Regulatory Conditions prior to the Long Stop Date; or

9.2.2	the Directors have withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept an Offer); or

9.2.3	the Acquisition has lapsed or has been withdrawn by Manitowoc invoking (whether before or after posting of the Scheme Document) any condition other than the Regulatory Conditions.

9.3	If the Termination Fee becomes payable, Manitowoc shall pay such fee in immediately available funds forthwith upon demand being made by the Company.

9.4	The parties intend and shall use all reasonable endeavours to secure that the Termination Fee is not treated for VAT purposes as consideration for a taxable supply.

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9.5	If and to the extent that any tax authority determines that the Termination Fee is consideration for a taxable supply, the Termination Fee shall be treated as inclusive of VAT and no amounts in respect of VAT shall be payable in addition to the Termination Fee but if the Termination Fee is the consideration for a supply in respect of which the Company or the Company Representative Member is liable for VAT, then Manitowoc shall (or shall procure that the Manitowoc Representative Member shall) use reasonable endeavours to obtain any available refund or credit in respect of such VAT. The Company shall provide such assistance to Manitowoc (or the Manitowoc Representative Member) as is reasonably necessary (including the making available of such invoices, information and assistance as may reasonably be required) to enable Manitowoc (or the Manitowoc Representative Member) to obtain such a refund or credit. If and to the extent that Manitowoc (or the Manitowoc Representative Member) receives such a refund or credit, Manitowoc shall (or shall procure that the Manitowoc Representative Member shall) within five Business Days of receiving the refund or credit, pay an amount equal to such refund or credit to the Company. Such amount so paid shall not form part of the Termination Fee for the purposes of this Agreement.

10	Termination

10.1	This Agreement shall be terminated with immediate effect and all rights and obligations of the parties shall cease, save under Clauses 8, 9 and 11 to 24, upon the occurrence of the earliest of the following:

10.1.1	the Termination Fee becoming due and payable by Manitowoc under Clause 9 of this Agreement;

10.1.2	subject to Manitowoc having complied with its obligations under Clause 4.4.6, by notice in writing from Manitowoc to the Company following a material breach of any of the obligations of the Company set out in this Agreement;

10.1.3	by notice in writing from Manitowoc to the Company if a Third Party Transaction becomes or is declared wholly unconditional or is completed;

10.1.4	if the Scheme is not sanctioned by the shareholders of the Company at the Court Meeting or the General Meeting Resolutions are not approved at the General Meeting;

10.1.5	if any Court Order is not granted or (save as the parties may otherwise agree in writing) the Effective Date has not occurred on or before 10 November 2008 or if Manitowoc so elects (and the Panel has consented to the extension of the timetable under the Acquisition) 31 January 2009; or

10.1.6	if in accordance with Clause 3.8 Manitowoc elects to implement the Acquisition by way of an Offer, if the Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or not made.

10.2	Termination shall be without prejudice to the rights of either party that may have arisen prior to termination. Clauses 1, 8, 9 and 11 to 24 shall survive termination.

11	Notices

11.1	A notice under this Agreement shall only be effective if it is in writing. Any notice must be given either by fax or be delivered by hand or by email on a Business Day.

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11.2	Notices under this Agreement shall be sent to a party at its address or number or email address and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.	Email address
Maurice D Jones, Senior Vice	2400 South 44th Street,	1-920-652-9777	Maurice.jones@Manitowoc.com
President, General Counsel	PO Box 66, Manitowoc, WI
and Secretary	54221-0066
David Hooper	The Place	44-20-7304-6001	david.hooper@Enodis.com
Company Secretary	175 High Holborn
London WC1V 7AA

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause.

11.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

11.3.1	if delivered personally, on delivery; and

11.3.2	if sent by facsimile or email, when sent (with receipt confirmed).

11.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

12	Remedies and Waivers

12.1	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.2	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.3	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of Clauses 3, 5, 6, 7, 8 and 9 of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

13	Invalidity

13.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

13.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

13.1.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

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14	Fiduciary Duties

14.1	The obligations and restrictions imposed on the Company and its directors under Clauses 3.9 and 7.1.2 of this Agreement shall not apply to the extent that the directors of the Company conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as directors of the Company.

14.2	If Enodis has either (i) received a written proposal from a bona fide potential offeror, in circumstances where there has been no breach by Enodis of the provisions of clause 7.1.1, that has not been withdrawn or rejected or (ii) there has been (in the reasonable opinion of the directors of Enodis) a material favourable change in the financial or trading position or the prospects of the Group from the date of the Announcement (excluding, for the purposes of whether there has been any such change, the effect of the market relating to the announcement of the Acquisition) that is continuing, then the obligations and restrictions imposed on the Company and its directors under Clauses 3.1 to 3.8 and 3.10 to 3.23 of this Agreement shall not apply to the extent that the directors of the Company conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as directors of the Company.

15	Withholding, No Set-Off

All sums payable under Clauses 8 and 9 of this Agreement shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified by Manitowoc to the Company or, as the case may be, by the Company to Manitowoc and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by law) and without regard to any lien, right of set-off, counterclaim or otherwise.

16	No Partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

17	Time of Essence

Except as otherwise expressly provided, time is of the essence of this Agreement.

18	Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

19	Entire Agreement

19.1	This Agreement, together with the Confidentiality Agreement entered into between the parties and dated 26 March 2008, constitutes the whole and only Agreement between the parties relating to the Acquisition and supersede any previous agreement whether written or oral between the parties in relation to the Acquisition.

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19.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

19.3	No party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement. Nothing in this Clause 19 shall limit the liability of any party in respect of any fraudulent misrepresentation or misstatement.

19.4	For the purposes of this Clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

19.5	This Agreement may only be varied in writing signed by each of the parties.

20	Assignment

No party shall assign or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement.

21	Announcements

21.1	Subject to Clause 21.2, and unless the recommendation of the Directors contemplated by Clause 3.9, as the case may be, has not been given or has been withdrawn or modified or qualified, no announcement (other than the Press Announcement) concerning the Acquisition or any ancillary matter contemplated by this Agreement shall be made by either party hereto without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

21.2	The Company and Manitowoc may each make such announcements as are required by:

21.2.1	the law of any relevant jurisdiction; or

21.2.2	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the Financial Services Authority, the London Stock Exchange, the New York Stock Exchange and the Panel whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

22	Costs and Expenses

Each party shall pay its own costs and expenses in relation to the negotiation and preparation of this Agreement and the implementation of the transactions contemplated hereby.

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23	Counterparts

23.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

23.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

24	Governing Law and Submission to Jurisdiction

24.1	This Agreement is to be governed by and construed in accordance with English law.

24.2	The parties agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or settle any disputes arising out of or in connection with this Agreement or its formation and, for these purposes, each party hereby irrevocably submits to the exclusive jurisdiction of the courts of England.

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In witness whereof this Agreement has been executed as a deed on the date stated at the beginning.

EXECUTED as a DEED by
ENODIS PLC
acting by:

Name: Peter Brooks	/s/ Peter Brooks
Director
Name: David Hooper	/s/ David Hooper
Secretary

EXECUTED as a DEED by
THE MANITOWOC COMPANY, INC.
acting by:

Glen Tellock	/s/ Glen E. Tellock
President and Chief Executive Officer
Maurice Jones	/s/ Maurice D. Jones
Senior Vice President,
General Counsel and Secretary

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